United States securities and exchange commission logo





                     September 8, 2022

       Mathew J. Cestar
       Chief Executive Officer
       ScION Tech Growth I
       10 Queen Street Place, 2nd Floor
       London, EC4R 1BE
       United Kingdom

                                                        Re: ScION Tech Growth I
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed April 15,
2022
                                                            File No. 001-39808

       Dear Mr. Cestar:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Daniel Nussen, White &
Case LLP